Exhibit 12.1

April     , 2016

Board of Directors

Royal Bancshares, Inc.

13171 Olive Boulevard

St. Louis, Missouri 63141

Re:	Regulation A Offering Statement on Form 1-A

To the Board of Directors:

We are acting as counsel to Royal Bancshares, Inc., a Missouri corporation (“Royal”) in connection with the proxy statement/offering circular on Form 1-A (the “Offering Circular”), filed with the Securities and Exchange Commission relating to the proposed issuance of Class AA Common Stock of Royal, par value $1.00 per share (the “Shares”), pursuant to the Amended and Restated Agreement and Plan of Merger by and among Frontenac Bancshares, Inc., Royal and Royal Acquisition LLC, dated as of March 10, 2016 (the “Agreement”). This opinion letter is furnished to you pursuant to Item 12 of Form 1-A, 17 C.F.R. § 239.90.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including by facsimile or other electronic transmission). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that: (i) the issuance of the Shares of merger consideration will have been duly authorized and established by proper action of the board of directors of Royal or a duly authorized committee of such board (“Board Action”), consistent with the procedures and terms described in the Offering Circular, in accordance with Royal’s Articles of Incorporation, as amended, Royal’s bylaws, as amended, and applicable Missouri law, and in a manner that does not violate any law, government, or court-imposed order or restriction or agreement or instrument then binding on Royal or otherwise impair the legal or binding nature of the obligations represented by the Shares; (ii) at the time of the issuance of the Shares, the Offering Circular will have been qualified under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its qualification will have been issued and remain in effect; (iii) the Shares will be delivered in accordance with the terms of the applicable Board Action authorizing the issuance as merger consideration, as contemplated by the Offering Circular; (iv) Royal will remain a Missouri corporation; and (v) Royal shareholders will approve the Amended and Restated Articles of Incorporation in the form set forth as Annex I to the Offering Circular at the Annual Meeting of Shareholders scheduled for May 18, 2016, and that the Amended and Restated Articles of Incorporation are thereafter duly filed with the Missouri Secretary of State.

Board of Directors

Royal Bancshares, Inc.

April     , 2016

This opinion letter is based as to matters of law solely on the applicable provisions of the General Business and Corporation Law of the State of Missouri (but not including any laws, statutes, ordinances, administrative decisions, rules, or regulations of any political subdivision below the state level).

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Agreement following the qualification of the Offering Circular under the Securities Act of 1933, as amended (the “Act”) , will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Offering Circular. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of qualification of the Offering Circular.

We hereby consent to the filing of this opinion letter as Exhibit 12.1 to the Offering Circular. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Yours truly,

/s/ Polsinelli PC